Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 17, 2011
Registration Statement No. 333-173928
ABS East Lease Securitization October 2011

Free Writing Prospectus Registration Statement No. 333-173928 Ford Credit Auto Lease Two LLC (the “depositor”) Ford Credit Auto Lease Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-877-858-5407.

L-3 LEASE SECURITIZATION OVERVIEW • Ford Credit has been in the business of leasing vehicles since 1975 • Ford Credit is experienced in the securitization of U.S. lease contracts, having completed 26 securitization transactions since 2004 • The securities have been issued through various channels: - Public transactions (shelf registration approved May 2011) - Private transactions - Bank-sponsored commercial paper conduits - Rule 144A transactions • Structural elements, such as the exchange note structure and priority of payments, have remained consistent over time

L-4 LEASE SECURITIZATION FORD CREDIT’S LEASE PORTFOLIO

L-5 Based on Year of Origination Weighted Average FICO Score Vehicle TypOriginal Term e Residual as Percent of MSRP LEASE SECURITIZATION ORIGINATION CHARACTERISTICS 630 650 670 690 710 730 750 770 2003 2004 2005 2006 2007 2008 2009 2010 2011 Mar YTD 0% 10% 20% 30% 40% 50% 60% 2003 2004 2005 2006 2007 2008 2009 2010 2011 Mar ALG as % of MSRP Contract LEV as % of MSRP YTD 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 2003 2004 2005 2006 2007 2008 2009 2010 2011 Mar YTD Truck SUV CUV Car 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 2003 2004 2005 2006 2007 2008 2009 2010 2011 Mar YTD 24 27 36 39 48 Other

L-6 LEASE SECURITIZATION CUMULATIVE NET LOSSES Cumulative Net Credit Loss by Year of Origination* Through August 31, 2011 *As a percent of total acquisition cost FCALT Cumulative Net Credit Losses* Through August 31, 2011 0.00% 0.20% 0.40% 0.60% 0.80% 1.00% 1.20% 1.40% 1.60% 1.80% 2.00% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 34 36 38 40 42 44 46 48 50 52 54 56 58 60 2004 2005 2006 2007 2008 2009 2010 0.00% 0.20% 0.40% 0.60% 0.80% 1.00% 1.20% 1.40% 1.60% 1.80% 2.00% 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 2010-A 2010-B 2011-A 2009-A • FCALT transactions have consistently outperformed managed pool losses, due to eligibility criteria, seasoning of leases included in securitized pools and recoveries being a larger percentage of securitization value than book value • Rating agency base credit loss assumptions continue to be significantly higher than transaction performance

L-7 Source: Manheim Consulting LEASE SECURITIZATION MANHEIM INDEX Data through August 31, 2011 95.0 100.0 105.0 110.0 115.0 120.0 125.0 130.0

LEASE SECURITIZATION
HISTORICAL RESIDUAL PERFORMANCE

This table only includes information regarding leases that were originated after 2002. As a result, the information shown for the earlier years is not comparable to the performance of a mature portfolio and may not be meaningful.

	Three Months Ended Mar 31		Year Ended December 31					
	2011	2010	2010	2009	2008	2007	2006	2005
Number of Leases Terminated [1]	55,755	80,298	319,532	289,968	279,065	269,822	191,548	62,443
Number of Vehicles Returned and Sold [2]	33,744	56,608	210,724	219,499	229,595	208,957	132,191	25,990
Return Rate [3]	60.52 %	70.50 %	65.95 %	75.70 %	82.27 %	77.44 %	69.01 %	41.62 %
Vehicles Returned and Sold								
Average Adjusted MSRP [4]	$30,796	$33,601	$33,516	$35,628	$37,675	$36,335	$35,029	$33,977
Average ALG Residual Value [5]	13,921	16,691	16,224	17,465	18,537	17,202	16,060	15,479
Average Residual Loss/(Gain) [6]	(3,051)	(1,593)	(1,876)	115	3,489	1,119	812	(260)
Residual Loss/(Gain) as a % of Adjusted MSRP [7]								
Car	(6.18) %	(0.28) %	(1.41) %	2.77 %	6.60 %	2.97 %	2.19 %	(0.64) %
CUV	(12.63)	(7.10)	(7.85)	(2.31)	9.52	7.98	5.84	(3.02)
SUV	(11.01)	(5.63)	(6.37)	0.67	11.31	3.06	1.78	(0.80)
Truck	(14.70)	(9.66)	(11.40)	(4.88)	8.81	2.38	3.18	(0.83)
Other [8]	(6.80)	(9.23)	(3.16)	5.46	6.43	(1.16)	(7.44)	(6.40)
Average	(9.91) %	(4.74) %	(5.60) %	0.32 %	9.26 %	3.08 %	2.32 %	(0.77) %
Residual Loss/(Gain) as a % of ALG Residual Value [9]	(21.92) %	(9.54) %	(11.56) %	0.66 %	18.82 %	6.51 %	5.06 %	(1.68) %
Terminated Leases								
Average Contract Residual Value as a % of Adjusted MSRP [10]	49.51 %	53.65 %	52.18 %	54.00 %	53.86 %	51.70 %	50.01 %	48.94 %
Average ALG Residual Value as a % of Adjusted MSRP [11]	44.83 %	48.75 %	47.47 %	48.48 %	48.77 %	46.79 %	45.35 %	44.52 %
Contract Residual Value Higher/(Lower) than ALG Residual Value [12]	4.68ppts	4.90ppts	4.71ppts	5.52ppts	5.09ppts	4.90ppts	4.66ppts	4.42ppts

Rating Agencies Include Residual Stresses Of 30-35%, Which Is Significantly Greater Than The Worst Year of Residual Performance In 2008 When The Portfolio Was Much More Heavily Weighted With Trucks And SUVs

See Appendix for footnotes

L-8

L-9 Month Securitization Value Scheduled Base Monthly Payments Base Residual Value 2011- September $699,019,247.90 $ — $ - October 671,947,390.00 14,055,128.94 16,177,116.26 November 652,464,209.60 13,805,084.20 8,755,324.85 December 630,232,270.70 13,469,430.14 11,748,291.10 2012- January 600,775,498.90 12,995,416.03 19,342,463.01 February 555,189,066.70 12,166,770.45 36,164,819.67 March 492,400,246.30 10,975,624.31 54,350,483.53 April 449,485,733.80 10,203,298.38 34,962,732.23 May 413,155,274.90 9,540,738.44 28,845,514.75 June 372,854,998.50 8,777,859.40 33,412,971.53 July 347,034,941.10 8,353,666.79 19,173,022.29 August 335,940,272.70 8,219,120.86 4,463,983.50 September 323,822,714.50 8,057,379.36 5,596,712.05 October 312,643,066.30 7,917,937.30 4,741,319.40 November 298,324,057.60 7,689,543.04 8,057,121.75 December 270,856,357.50 7,098,438.37 21,731,054.12 2013- January 247,403,344.50 6,598,345.27 18,090,812.48 February 218,555,616.70 5,928,794.40 24,047,999.86 March 178,843,686.00 4,951,811.15 35,756,796.23 April 143,489,010.50 4,053,580.24 32,116,632.10 May 105,935,016.60 3,042,601.53 35,165,120.37 June 66,916,087.64 1,966,871.99 37,535,135.82 July 38,981,227.35 1,193,878.60 27,045,694.90 August 23,999,269.46 734,517.47 14,425,069.65 September 9,938,723.28 304,062.83 13,866,008.80 October 293,704.20 10,818.15 9,679,802.43 November 147,099.28 5,712.69 142,720.50 December 119,072.51 4,416.20 24,601.50 2014- January 115,431.83 4,416.20 - February 89,786.05 3,617.25 22,781.00 March 52,801.15 2,261.72 35,310.00 April 35,399.45 1,567.94 16,188.90 May 34,051.27 1,567.94 - June 11,187.52 546.26 22,529.00 July — - 11,291.00 LEASE SECURITIZATION QUARTERLY REPORTING EXAMPLE Ford Credit Auto Lease Trust 2010-B Quarterly Supplement Report — Residual Performance Ford Credit Auto Lease Trust 2010-B Quarterly Supplemental Report — Payment Schedule of Remaining Leases as of September 30, 2011 * Return Rate equals the number of vehicles returned in a given month over the number of leases that terminated in the same month ** Residual Gain (Loss) per Returned Vehicle equals 1) the auction proceeds plus 2) excess wear and tear and excess mileage assessed minus 3) the residual portion of the securitization value of the vehicle The following table shows residual performance as calculated on the monthly investor report Collection Vehicle Returned Period Type Vehicles Amount Jul Car 248 42.47% $3,095 10.26% 22.93% 2011 CUV 123 37.85 5,469 15.65 37.45 SUV 131 42.95 4,742 13.96 32.20 Truck 16 30.19 5,042 14.42 33.81 Total / Avg 518 40.88% $4,135 12.76% 29.30% Aug Car 268 40.48% $2,807 9.18% 19.93% 2011 CUV 117 29.77 5,449 15.45 36.48 SUV 120 41.52 4,800 13.82 31.83 Truck 20 34.48 5,944 18.86 44.13 Total / Avg 525 37.45% $3,971 12.17% 27.43% Sep Car 279 43.06% $2,193 7.01% 15.18% 2011 CUV 136 34.17 5,455 14.75 35.35 SUV 105 38.18 4,438 13.84 31.75 Truck 10 24.39 4,091 14.14 32.54 Total / Avg 530 38.91% $3,511 10.68% 24.09% Residual Gain (Loss) per Returned Vehicle** As a % of As a % of Return Adjusted ALG Residual Rate* MSRP Value

L-10 Residual Gain (Loss) per Returned Vehicle as a % of ALG Residual Value LEASE SECURITIZATION RESIDUAL GAIN (LOSS) BY POOL FCALT 2009-A* FCALT 2010-A * FCALT 2009-A was called on September 15, 2011

L-11 • Credit enhancements in our lease securitization programs are: - Overcollateralization (including residual interest in trust) - Cash reserve - Subordination of junior notes - Excess spread • Transactions are structured to build enhancement over time • Conservative structure is designed for investor, agency and underwriter comfort, and is based on present AAA criteria: - Five times expected credit loss coverage - 30 — 35% stress on residual values - 100% return rate after stressed defaults • Senior/subordinate, sequential pay structure LEASE SECURITIZATION TRANSACTION STRUCTURE

L-12 • Securitization value is calculated using the lower of the ALG base residual value and contract residual value - ALG base residual value is the first residual value received from ALG for the leased vehicle - Contract residual value is set forth in the lease contract • Overcollateralization is increased at deal inception if the updated aggregate residual market values from ALG are lower than the residual amount included in securitization value - Ford Credit receives updated residual values from ALG at least six times per year - Only vehicles with ALG residual values are eligible for pools - Deal enhancement is increased if residual values have declined since inception but is not decreased if the residual values have improved since inception - Enhancement levels are not adjusted after deal inception for residual value changes LEASE SECURITIZATION RESIDUAL VALUE CALCULATIONS

L-13 LEASE SECURITIZATION CREDIT ENHANCEMENT BUILD The Overcollateralization Is Non-declining And Increases As A Percentage Of The Remaining Pool Over Time. This Provides Additional Protection To Investors As The Notes Amortize 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 110% 2010-B Enhancement for AAA 2010-A Enhancement for AAA 2009-A Enhancement for AAA

L-14 LEASE SECURITIZATION 2011-A TRANSACTION STRUCTURE

L-15 LEASE SECURITIZATION FCALT 2011-A BOND STRUCTURE Class Class Class Class Class Over- A-1 Notes A-2 Notes A-3 Notes A-4 Notes B Notes collateralization Total Principal Amount $246,000,000 $390,000,000 $305,000,000 $65,841,000 $44,188,000 $211,468,868 $1,262,497,868 Class Split 19.49% 30.89% 24.16% 5.22% 3.50% 16.75% Rating (Moody’s/Fitch) P-1/F1+ Aaa/AAA Aaa/AAA Aaa/AAA Aa2/AA WAL to Maturity * 0.32 1.15 1.85 2.35 2.56 Benchmark Interp. LIBOR EDSF EDSF Interp. Swaps Interp. Swaps Credit Spread -0.02% 0.30% 0.37% 0.50% 1.00% Coupon 0.26061% 0.74% 1.03% 1.34% 1.92% * Pricing at 100% of Prepayment Assumption

L-16 LEASE SECURITIZATION CREDIT ENHANCEMENT AND COLLATERAL COMPOSITION CREDIT ENHANCEMENT FCALT 2011-A FCALT 2010-B Subordinated Notes* 3.50% 4.55% Overcollateralization* 16.75% 18.40% Reserve Account — Initial* 1.00% 1.00% Reserve Account — Target* 2.50% 2.50% Total enhancement for offered notes — Initial* 21.25% 23.95% Total enhancement for offered notes — Target* 22.75% 25.45% COLLATERAL COMPOSITION Number of leases 54,427 47,777 Initial total securitization value $1,262,497,868 $1,063,157,765 Residual portion of initial total securitization value $808,617,721 $676,362,032 Residual portion as a % of initial total securitization value 64.05% 63.62% Weighted average original term** 33.7 34.3 months Weighted average remaining term** 23.8 21.8 months Minimum discount rate 5.75% 5.40% Weighted average FICO® score** 742 749 _ _ _ _ _ * As a % of initial total securitization value ** Weighted by initial total securitization value

L-17 LEASE SECURITIZATION COLLATERAL — VEHICLE MODEL FCALT 2011-A Deals Continue To Feature Significant Model Diversification FCALT 2010-B Model Concentrations Top 1: 16% Top 3: 45% Top 5: 65% Model Concentrations Top 1: 14% Top 3: 40% Top 5: 58% Edge 16% Fusion 15% MKZ 9% MKX 8% MKS 6% Escape 10% F150 8% Milan 3% Mariner 3% Flex 3% Explorer 6% Other 13% Edge 14% Fusion 13% MKZ 10% MKX 9% MKS 9% Escape 8% F-150 6% Milan 5% Mariner 4% Flex 4% Navigator 3% MKT 3% Other 13%

L-18 LEASE SECURITIZATION KEY BENEFITS OF FORD CREDIT LEASE SECURITIZATION • Origination practices and asset performance • Consistent deal structure (exchange note structure) • Sequential pay structure • Expanded disclosure in prospectus and quarterly reporting* • Public platform • Significant model diversification * Quarterly reports can be found on the Ford Credit ABS website: http://www.fordcredit.com/ - Investor Center — ABS

APPENDIX

(1) Average of the number of leases outstanding at the beginning and end of each month in the period (2) Average of the aggregate lease balance of leases outstanding at the beginning and end of each month in the period (3) The period of delinquency is the number of days that more than $49.99 of a scheduled monthly payment is past due, excluding bankrupt accounts (4) Net losses are equal to the aggregate lease balance (including lease and other charges) of all leases that are determined by the servicer to be uncollectible in the period less any amounts received in the period on leases charged off in the period or any prior periods. Net losses exclude all external costs associated with repossession and disposition of the vehicle prior to charge off and include all external costs associated with continued collection efforts or repossession and disposition of the vehicle after charge off. An estimated loss is recorded at the time a vehicle is repossessed and this estimated loss is adjusted to reflect the actual loss after the vehicle is sold. Realized losses for a securitized pool of leases are equal to the securitization value of all leases that are determined to be uncollectible in the period less any amounts received on leases charged off in the period or any prior periods. In addition, realized losses for a securitized pool of leases include all external costs associated with the repossession and disposition of the vehicles in that pool because the servicer is entitled to be reimbursed for these costs. Therefore, realized losses for a securitized pool of leases may be higher or lower than net losses for those leases (5) Gross liquidations are cash payments and charge offs that reduce the outstanding balance of a lease (6) For the non-annual periods, the percentages are annualized LEASE SECURITIZATION FOOTNOTES TO CREDIT PERFORMANCE TABLE ON SLIDE L-9 APPENDIX 1 of 2

(1) Number of leases terminated equals the number of leases originated after 2002 that terminated during the period. (2) Number of vehicles returned and sold equals the number of leased vehicles originated after 2002 that were returned during the period and sold by April 30, 2011. (3) Return rate equals the percentage equivalent to (a) the number of leased vehicles originated after 2002 that were returned during the period and sold by April 30, 2011, divided by (b) the number of leases originated after 2002 that terminated during the period. (4) Vehicles returned and sold — average adjusted MSRP equals the average adjusted MSRP for leased vehicles originated after 2002 that were returned during the period and sold by April 30, 2011. (5) Vehicles returned and sold — average ALG residual value equals the average ALG residual value for leased vehicles originated after 2002 that were returned during the period and sold by April 30, 2011. (6) Vehicles returned and sold — average residual loss (gain) equals the average residual loss (gain) for leased vehicles originated after 2002 that were returned during the period and sold by April 30, 2011. (7) Vehicles returned and sold — residual loss (gain) as a percentage of adjusted MSRP for each vehicle type equals the percentage equivalent to (a) the average residual loss (gain) for leased vehicles of that vehicle type originated after 2002 that were returned during the period and sold by April 30, 2011, divided by (b) the average adjusted MSRP for those vehicles. (8) Other includes vehicles not manufactured by Ford or for which Ford Credit does not have a valid vehicle identification number. (9) Vehicles returned and sold — residual loss (gain) as a percentage of ALG residual value equals the percentage equivalent to (a) the average residual loss (gain) for leased vehicles originated after 2002 that were returned during the period and sold by April 30, 2011, divided by (b) the average ALG residual value for those vehicles. (10) Terminated leases — average contract residual value as a percentage of adjusted MSRP equals the percentage equivalent to (a) the average contract residual value for leased vehicles originated after 2002 that terminated during the period, divided by (b) the average adjusted MSRP of those vehicles. (11) Terminated leases — average ALG residual value as a percentage of adjusted MSRP equals the percentage equivalent to (a) the average ALG residual value for leased vehicles originated after 2002 that terminated during the period, divided by (b) the average adjusted MSRP of those vehicles. (12) Terminated leases — contract residual value higher (lower) than ALG residual value equals (a) the average contract residual value as a percentage of adjusted MSRP minus (b) the average ALG residual value as a percentage of adjusted MSRP, in each case for leased vehicles originated after 2002 that terminated during the period. LEASE SECURITIZATION FOOTNOTES TO RESIDUAL TABLE ON SLIDE L-11 APPENDIX 2 of 2